EXHIBIT 10.53
June 22, 2004
STRICTLY PRIVATE & CONFIDENTIAL
Dr. Pablo Cagnoni
6131 Montview Blvd.
Denver, CO 80207
Dear Pablo:
We are pleased to offer you the position of Senior Director in our Clinical Research department reporting to Pedro Santabarbara, Vice President, Clinical Research. We at OSI Pharmaceuticals, Inc. are very excited about the possibility of you joining our team and we look forward to the prospect of working with you. The following outlines the specific terms of our offer to you:
1)	Your start date will be mutually agreed upon, but if possible we would like you to start by August 2, 2004.

2)	Your starting salary is payable bi-weekly at a rate of $9615, less taxes, annualized at $250,000.00 less taxes. The position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually in excess of 40 in a given workweek.

3)	You will receive a $25,000 sign-on bonus subject to applicable state and federal taxes and payable within two weeks of your hire date.

4)	The Company will offer you 30,000 stock options of OSI Pharmaceuticals common stock at a fair market value determined at the close of business on your first day of employment. These options vest over a three-year period.

5)	In addition to your base salary, you will be eligible for a guaranteed bonus of $50,000 in December 2004. Thereafter, bonus eligibility and amount will be subject to the Board of Directors approved bonus plan as set forth for all employees each year.

6)	You are entitled to 15 days paid vacation per annum in accordance with the Company’s vacation policy.

7)	In the event that the company is sold or merged with another Company resulting in a change of control (a “Change of Control”), and you voluntarily terminate your employment for a “Good Reason” (as defined below) at any time within six months following a Change of Control transaction, you will be entitled to receive from the controlling company in lieu of any further salary and bonus payments to you for periods subsequent to the date of termination, six (6) months of your base salary. In addition, your stock options will vest immediately upon such event.
a.	For purposes of this section 7, Good Reason means i) decrease in your total compensation package, ii) the assignment of duties or responsibilities which are not commensurate with your position immediately prior to the sale or Change of Control or

(iii) you are required to relocate to an office or facility more than 50 miles from your present location or 50 miles from your home.
You are also entitled to certain employee benefits established by the Company, provided that you meet the respective eligibility requirements. Currently, these benefits include, but are not limited to, term life insurance, basic medical, dental and hospitalization coverage, long-term disability coverage, a 401K savings and investment plan and a tuition reimbursement plan. Further explanation of the benefits described herein will be provided during your orientation meeting.
The foregoing does not constitute an employment contract between you and the Company, nor does the foregoing otherwise constitute an agreement or promise by the Company to employ you for any specific length of time or under any specific terms and conditions.
This offer is preliminary, subject to final review after completion of background and reference checks. Please complete the background check authorizations and return ASAP in the enclosed envelope.
In connection with your employment you will be required to execute such employment, confidentiality and other agreements and documents as we request and to present proof of U.S. citizenship or official authorization of employment in compliance with the Immigration Reform and Control Act of 1986 (i.e. a US passport, a current driver’s license and social security card. See back of I-9 for complete list.)
We do hope that you will decide to accept this opportunity to join us at OSI during what is a particularly exciting time in the growth and development of the Company. If there is anything further that you wish to discuss or any issues that require clarification, please do not hesitate to contact Pamm Monier at 303.546.7866.
Pablo, if you accept the terms of this offer, kindly sign and date three copies of this letter, keeping one for yourself and returning the two signed copies to Human Resources in the enclosed envelope, by July 9, 2004. If you are unable to respond by this date or require more time for the decision, please contact Pamm Monier at the number listed above. Also, please review and complete the orientation materials that will be sent to you under separate cover and bring them, along with proof of eligibility to work in the United States with you on your first day of employment. A Human Resources representative will review them with you during your New Employee Orientation that will begin at 8:45 am in the Independence Conference Room at 2860 Wilderness Place.
Sincerely
/s/ Pedro Santabarbara
Pedro Santabarbara
Vice President, Clinical Research
cc: Human Resources
Accepted by: /s/ Pablo Cagnoni